Exhibit 99

FOR RELEASE February 6, 2009

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES ANNUAL EARNINGS FOR 2008

BUCHANAN, VIRGINIA. February 6, 2009 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter and year-to-date periods ending December 31, 2008. The Company experienced a net loss amounting to $493,832, or $0.39 per basic share in the fourth quarter. This amount compares to net income of $799,767 or $0.64 per share, for the same period last year.

Net income for the fiscal year 2008 amounted to $1,202,770. This amount compares to $3,359,843, for the same period of 2007, representing a decrease of $2,157,073 or 64.20%. Both basic and diluted earnings per share decreased $1.73 from $2.70 at December 31, 2007 to $0.97 at December 31, 2008.

At December 31, 2008 total assets amounted to $294,392,011, an increase of 5.28% above the prior year and total deposits increased by 6.62% to $264,542,468 over the prior year.

The company announced a quarterly shareholder dividend payment of $0.14 per share, payable on February 10, 2009, a decrease of 33.33% in the quarterly dividend payment.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., said “While 2008 was a profitable year for the Company, the impact of the economic recession was experienced in the fourth quarter as we expensed $1.43 million into the loan loss reserve. This allocation to the loan loss reserve was prudent and appropriate given the deteriorating economic conditions, the increase in impaired loans, and an ailing local real estate and housing market.”

Steger continued by noting “Bank of Botetourt remains well-capitalized according to regulatory standards. The strength of our capital adequacy allowed us to forego applying for the U.S. Treasury’s TARP Capital Purchase Program. Bank of Botetourt remains willing to extend credit to spur economic activity. During January 2009, the FDIC noted Bank of Botetourt’s lending contributions to the local economy, granting an “Outstanding” rating with regard to the Bank’s Community Reinvestment Act activities. Finally, we are committed to our shareholders by maintaining a dividend payment appropriate to 2009’s forecasted performance.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

- END OF TEXT. SEE FINANCIAL INFORMATION ON FOLLOWING PAGES. -

	(unaudited)	(audited)
	2008	2007
Assets

Cash and due from banks	$8,621,683	$7,680,230
Interest-bearing deposits with banks	200,951	219,756
Investment securities available for sale	16,618,498	20,659,344
Investment securities held to maturity (fair value approximates $1,342,387 in 2008 and $1,349,603 in 2007	1,350,000	1,350,000
Restricted equity securities	550,900	505,500
Loans, net of allowance for loan losses of $3,780,725 in 2008 and $2,291,617 in 2007	252,940,323	235,388,641
Property and equipment, net	8,301,847	8,195,018
Accrued income	1,454,202	1,629,754
Foreclosed assets	1,363,016	1,475,000
Other assets	2,990,591	2,528,324

Total assets	$294,392,011	$279,631,567

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$33,815,283	$32,442,608
Interest-bearing deposits	230,727,185	215,663,359

Total deposits	264,542,468	248,105,967

Federal funds purchased	1,113,000	2,134,000
Accrued interest payable	814,621	1,400,970
Other liabilities	2,330,158	1,539,240

Total liabilities	268,800,247	253,180,177

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value; 2,500,000 shares authorized; 1,245,300 and 1,243,300 shares issued and outstanding in 2008 and 2007, respectively	1,245,300	1,243,300
Additional paid-in capital	1,618,584	1,577,284
Retained earnings	24,067,271	23,909,897
Accumulated other comprehensive loss	(1,339,391)	(279,091)

Total stockholders’ equity	25,591,764	26,451,390

Total liabilities and stockholders’ equity	$294,392,011	$279,631,567

	(Unaudited)	(Audited)	(Audited)
	2008	2007	2006
Interest income
Loans and fees on loans	$16,831,325	$17,584,315	$15,401,475
Federal funds sold	45,843	378,481	339,821
Investment securities:

Taxable	476,111	625,040	786,534
Exempt from federal income tax	341,605	347,205	371,941
Dividend income	35,205	48,939	43,369
Deposits with banks	4,709	9,990	12,103

Total interest income	17,734,798	18,993,970	16,955,243

Interest expense
Deposits	7,578,883	8,064,290	6,047,705
Federal funds purchased	43,519	8,574	35,943

Total interest expense	7,622,402	8,072,864	6,083,648

Net interest income	10,112,396	10,921,106	10,871,595
Provision for loan losses	1,885,000	275,000	300,000

Net interest income after provision for loan losses	8,227,396	10,646,106	10,571,595

Noninterest income
Service charges on deposit accounts	1,002,280	927,228	886,511
Other service charges and fees	196,550	192,986	191,211
Mortgage origination fees	200,868	245,448	340,376
Commissions on title services	134,479	106,187	181,085
Net realized gains on sales of securities	5,905	—	—
Other income	288,180	205,731	194,539

Total noninterest income	1,828,262	1,677,580	1,793,722

Noninterest expense
Salaries and employee benefits	4,230,640	4,223,613	4,238,694
Occupancy	540,014	413,779	412,882
Equipment	755,948	639,019	690,582
Foreclosed assets, net	394,188	54,929	2,559
Advertising and public relations	206,986	177,633	188,055
Outside services	265,943	219,101	183,042
Other general and administrative	2,007,001	1,686,628	1,599,559

Total noninterest expense	8,400,720	7,414,702	7,315,373

Income before income taxes	1,654,938	4,908,984	5,049,944
Income tax expense	452,168	1,549,141	1,572,889

Net income	$1,202,770	$3,359,843	$3,477,055

Basic earnings per share	$0.97	$2.70	$2.80

Diluted earnings per share	$0.97	$2.70	$2.80

Basic weighted average shares outstanding	1,244,662	1,242,689	1,240,755

Diluted weighted average shares outstanding	1,245,822	1,245,626	1,243,622